Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

TO ACQUIRE

THE BANK OF NAVASOTA, N.A.

Continued Expansion in Central Texas

HOUSTON, May 1, 2007. Prosperity Bancshares, Inc.® (NASDAQ: PRSP) announced today the signing of a definitive agreement to acquire The Bank of Navasota, N.A.

Navasota is located between Hempstead and College Station and bridges the gap between our banking centers in northwest Houston, including Hempstead, and our five locations in Bryan-College Station. The Bank of Navasota operates one (1) banking office in Navasota, Grimes County, Texas, which will continue to operate with the same management when the acquisition is completed. As of March 31, 2007, The Bank of Navasota reported total assets of $73.2 million, loans of $33.6 million, deposits of $63.6 million and shareholders’ equity of $9.0 million.

Under the terms of the agreement, all outstanding stock of The Bank of Navasota will be converted into the right to receive $8,625,000 in cash and 251,454 shares of Prosperity Bancshares, Inc. common stock, plus cash in lieu of any fractional shares, subject to adjustment as set forth in the definitive agreement. Based on a $34.88 per share price of PRSP (PRSP closing price on 5/1/07), the total merger consideration is equal to approximately $17.4 million.

“We are pleased that Mike Harris and his group of experienced bankers have agreed to join the Prosperity team,” commented David Zalman, Chairman and Chief Executive Officer of Prosperity. “We look forward to serving The Bank of Navasota’s customers and are certain that they will enjoy the same level of personalized customer service they are accustomed to.”

“We are excited to be joining Prosperity Bank,” said Mike Harris, Chairman of the Board and President of The Bank of Navasota. “Prosperity’s style of community banking and local decision making is a good fit for our bank. The combination of our banks is very attractive for our customers, employees and shareholders. Upon completion, we will be able to offer our customers many additional services.”

The merger has been approved by the Boards of Directors of both companies and is expected to close during the third quarter of 2007, although delays may occur. The transaction is subject to certain conditions, including the approval by The Bank of Navasota’s shareholders and customary regulatory approvals. Operational integration is anticipated to begin during the fourth quarter of 2007.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $6.3 billion Houston, Texas based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2006 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, listed in US Banker’s August 2005 Top 100 Publicly Traded Mid-Tier Banks, ranked #2 out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix and listed on the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred twenty-five (125) full service banking locations; forty-one (41) in the Houston CMSA; thirty-three (33) in the South Texas area including Corpus Christi and Victoria; twenty-seven (27) in the Dallas/Fort Worth metroplex; two (2) in the East Texas area; and twenty-two (22) in the Central Texas area including Austin and Bryan/College Station.

In connection with the proposed merger of The Bank of Navasota, Prosperity will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Prosperity’s common stock to be issued to the shareholders of The Bank of Navasota. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of The Bank of Navasota seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT

DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, THE BANK OF NAVASOTA AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations. Prosperity’s telephone number is (281) 269-7199.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC.

Copies of the SEC filings for Prosperity Bancshares’s® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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